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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated February 7, 1995, on our audits of the financial statements of Health Care Microsystems, Inc. as of and for the years ended December 31, 1994 and 1993, included in this Current Report on Form 8-K of Health Management Systems, Inc. dated May 13, 1996 in the Registration Statement on Form S-3 (File No. 33-91518) and in the Registration Statements on Form S-8 (File Nos. 33-65560, 33-76638, 33-76770, 33-95326 and 33-33706) of Health Management Systems, Inc.

/s/ COOPERS & LYBRAND L.L.P.

Coopers & Lybrand L.L.P.

Los Angeles, California
May 10, 1996